Exhibit 99.1

WYNN RESORTS DECLARES SPECIAL CASH DIVIDEND AND ANNOUNCES BOARD
APPROVAL OF A REGULAR CASH DIVIDEND COMMENCING IN 2010

LAS VEGAS--(BUSINESS WIRE)—November 9, 2009--Wynn Resorts, Limited (Nasdaq:WYNN), announced today that its Board of Directors declared a special cash dividend of $4.00 per share on its outstanding common stock.  This dividend will be payable on December 3, 2009, to stockholders of record on November 19, 2009. The stock will begin to trade ex-dividend on November 17, 2009.

The Company’s Board of Directors also approved the commencement of a regular cash dividend program, beginning in 2010.  It is currently anticipated this regular cash dividend will be $0.20 per share of common stock for the first quarter of 2010, payable in the second quarter of 2010.

Forward-looking Statements

This release contains forward-looking statements regarding payment of certain cash dividends by the Company.  Such forward-looking information involves important risks and uncertainties that could significantly affect payment by the Company of the cash dividends. The risks and uncertainties include, but are not limited to competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect payment by the Company of the cash dividends is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Wynn Resorts
Samanta Stewart, 702-770-7555

SOURCE: Wynn Resorts, Limited